Exhibit 10.1

PERFORMANCE INCENTIVE STOCK PLAN

The CMS Energy Corporation Performance Incentive Stock Plan effective June 1, 2020.

Article I. Purpose

The CMS Energy Corporation Performance Incentive Stock Plan (hereinafter called the "Plan") is a Plan to provide incentive compensation to Eligible Persons, based upon such Eligible Persons' individual contributions to the long-term growth and profitability of the Corporation, and in order to encourage such Eligible Persons to identify with shareholder concerns and their current and continuing interest in the development and financial success of the Corporation. Because it is expected that the efforts of Officers, Employees or Directors selected for participation in the Plan will have a significant impact on the results of the Corporation's operations in future years, the Plan is intended to assist the Corporation in attracting and retaining Officers, Employees or Directors of superior ability and in motivating their activities on behalf of the Corporation.

Article II. Definitions

2.1 Definitions: When used in the Plan, the following words and phrases shall have the following meanings:

a.	“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

b.	“Appreciation Value” means the increase in the value of a Phantom Share awarded to a Participant and as described in Section 8.1 of the Plan.

c.	“Award” means the incentive compensation awarded or granted under this Plan in the form of shares of Restricted Common Stock, Restricted Common Stock Units, Unrestricted Common Stock, Stock Options, Stock Appreciation Rights, Phantom Shares and/or Performance Units.

d.	“Award Document” means an agreement, certificate or other type or form of document or documentation approved by the Committee which sets forth the terms and conditions of an Award. An Award Document may be written, electronic or other media, including a notation on the books and records of the Corporation and, unless the Committee requires otherwise, need not be signed by a representative of the Corporation or a Participant.

e.	“Award Period” means the period or periods of time relating to any Restrictions imposed by the Committee with respect to Restricted Common Stock or Restricted Common Stock Units awarded under Article VII of the Plan. Such period of time shall extend for a period of at least twelve months for Directors (or, if earlier, the period from the date of award until the next annual meeting of shareholders to occur after the date of the award) and for a period of at least thirty-six months for Officers and Employees from and after the date of the award provided that vesting may occur in full at the end of such period, and further provided that the Committee may provide for early vesting upon the death, Disability, Retirement or termination of service of the award recipient, all as set forth in the Award Document.

f.	“Beneficial Owner” has the meaning set forth in Rule 13d-3 under the Exchange Act.
g.	"Beneficiary" means the beneficiary or beneficiaries designated to receive the amount, if any, payable under the Plan upon the death of a Participant.

h.	"Board" means the Board of Directors of CMS Energy Corporation or Consumers Energy Company.

i.	“Cause” shall have the meaning set forth in any written agreement between the Participant and the Corporation and, if not defined, “Cause” means the occurrence of any one or more of the following:

(a) The continued failure by the Participant to substantially perform his or her duties of employment (other than any such failure resulting from the Participant’s Disability), after a demand for substantial performance is delivered to the Participant that identifies the manner in which the Committee believes that the Participant has not substantially performed his or her duties, and the Participant has failed to remedy the situation within a reasonable period of time specified by the Committee which shall not be less than 30 days; or

(b) The Participant’s (i) indictment for a felony or (ii) conviction for a misdemeanor involving fraud, embezzlement, theft, misappropriation or failure to be truthful; or

(c) The Participant’s (i) gross negligence, (ii) failure or refusal, on request or demand by the Corporation or any governmental authority, to provide testimony to or cooperate with any governmental regulatory authority, or any other similar non-cooperation by the Participant, (iii) willful engaging in misconduct materially or demonstrably injurious to the business or reputation (by adverse publicity or otherwise) of the Corporation, monetarily or otherwise, or (iv) violation of a material provision of the Corporation’s code of conduct and/or code of ethics, including but not limited to violations of the Corporation’s policies relating to substance abuse and discrimination.

j.	“Change in Control” for Participants who have a written agreement with the Corporation including a change in control provision, shall have the meaning as specified in such agreement. For other Participants, the phrase shall have the meaning provided in Attachment A hereto.

k.	"Code" means the Internal Revenue Code of 1986, as amended.

l.	"Committee" means, as and to the extent specified in Section 3.2 of this Plan, the Compensation and Human Resources Committee[s] of the Board and/or the Governance, Sustainability and Public Responsibility Committee[s] of the Board which shall each be comprised in such a manner intended to comply with the requirements of the New York Stock Exchange or other applicable stock exchanges, and Rule 16b-3 (or any successor rule) under the Exchange Act, in each case, to the extent applicable.

m.	"Common Stock" means the common stock of CMS Energy Corporation as authorized for issuance in its Articles of Incorporation at the time of an award or grant under this Plan.

n.	"Corporation" means CMS Energy Corporation, its successors and assigns, and each of its subsidiaries, or any of them individually.

o.	"Director" means any person who is a member of the Board.

p.	“Disability” means a determination by the insurer or third-party administrator under an individual and/or group disability policy covering the Participant that the Participant is totally and permanently disabled as defined in the policy or if there is no such coverage, then a disability that satisfies the requirements of total and permanent disability under Code Section 22(e).

q.	"Eligible Person" means an Officer, an Employee or Non-Employee Director.

r.	“Eligible Termination” means a termination (not involving death, Disability, Retirement or Cause); pursuant to a notice of termination delivered to the Participant by the Corporation or pursuant to a request that the Participant submit a resignation as an employee.

s.	“Employee” means a non-Officer part-time or full-time salaried (exempt and non-exempt) or union employee of the Corporation.

t.	"Exchange Act" means the Securities Exchange Act of 1934, as amended.

u.	"Grant Period" means the period or periods of time relating to any restrictions imposed by the Committee with respect to Stock Options or Stock Appreciation Rights granted under Article VI of the Plan. Such period(s) of time shall extend for a period of at least thirty-six months from and after the date of the grant provided that vesting may occur in full at the end of such period, and further provided that the Committee may provide for early vesting upon the death, Disability, Retirement or termination of service of the award recipient, all as set forth in the Award Document.

v.	"Immediate Family" means a Participant’s spouse, child, step-child, grandchild, sibling or parent.

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w.	"Incentive Option" means an option to purchase Common Stock that meets the requirements of the Plan and Code Section 422, or any successor provision, and which is intended by the Committee to constitute an Incentive Option.

x.	"Non-Employee Director" means a member of the Board who is not currently an employee of the Corporation.

y.	"Nonqualified Option" means an option to purchase Common Stock that meets the requirements of the Plan and which is not an Incentive Option.

z.	"Officer" means an employee of the Corporation in salary grade E-3 or higher.

aa.	"Optionee" means any person to whom a Stock Option or Stock Appreciation Right has been granted or who becomes a holder under Article VI of the Plan.

bb.	"Participant" means a person to whom an Award has been made which has not been paid, exercised, forfeited, canceled, expired or otherwise terminated or satisfied under the Plan.

cc.	"Performance Criteria" are the factors used by the Committee (on an absolute or relative basis) to establish goals to track business measures. The Committee may use one or more of the following business criteria, which may be based on corporate-wide or subsidiary, division, operating unit or individual measures: net earnings; operating earnings or income; earnings growth; net income; cash flow (including operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital); earnings per share; earnings per share growth; stock price; total shareholder return; absolute and/or relative return on common shareholders equity; return on shareholders equity; return on capital; return on assets; economic value added (income in excess of cost of capital); independent customer satisfaction studies or indices; expense reduction; sales; or ratio of operating expenses to operating revenues. Further, the Plan may incorporate certain operating parameters such as safety, reliability and customer service. In addition, the Committee may elect to use any other business or individual criteria, whether or not listed herein. The established Performance Criteria may be applied on a pre- or post-tax basis and may be adjusted to include or exclude objectively determinable components of any Performance Criteria, including, without limitation, special charges such as restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, nonrecurring or one-time events affecting the Corporation or its financial statements or changes in law or accounting principles (each an “Adjustment Event”). In the sole discretion of the Committee, the Committee may amend or adjust the Performance Criteria or other terms and conditions of an outstanding Award in recognition of any Adjustment Event.

dd.	"Performance Unit" means a contractual right granted to a Participant pursuant to Article VIII of the Plan to receive a designated dollar value equal to the value established by the Committee and subject to such terms and conditions as are set forth in this Plan and the applicable Award Document.

ee.	"Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as provided in Section 13(d) of the Exchange Act.

ff.	“Plan Administrator” has the meaning set forth in Section 3.2 of the Plan.

gg.	"Phantom Share" means a contractual right granted to a Participant pursuant to Article VIII of the Plan to receive an amount equal to the Appreciation Value at such time, and subject to such terms and conditions as are set forth in this Plan and the applicable Award Document.

hh.	"Restricted Common Stock" means Common Stock delivered subject to the Restrictions described in Article VII of the Plan.

ii.	"Restricted Common Stock Unit" means a right to receive one share of Common Stock or, in lieu thereof and to the extent provided in the applicable Award Document, the fair market value of such share of Common Stock in cash, which shall be subject to the Restrictions described in Article VII of the Plan.

jj.	"Restrictions" for purposes of Article VII of the Plan includes any time-based and/or performance-based conditions to vesting.

kk.	"Retirement" means retirement of a Participant from active employment or service with the Corporation on or after age 55.

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ll.	"Shareholder(s)" means the shareholder(s) of CMS Energy Corporation stock.

mm.	"Stock Appreciation Right" shall mean a right to receive the appreciation in value of the optioned shares over the option price, granted pursuant to Article VI of the Plan.

nn.	“Stock Option" means an option to purchase shares of Common Stock at a specified price, granted pursuant to Article VI of the Plan, which includes Incentive Options and Non-qualified Options.

oo.	“Unrestricted Common Stock” shall mean Common Stock which is not subject to Restrictions or Performance Criteria.

pp.	"Valuation Date" means the date or dates established by the Committee at the time of grant of Phantom Shares, when the Appreciation Value is determined.

Article III. Effective Date, Duration, Scope and Administration of the Plan

3.1	Effective Date: This Plan shall be effective June 1, 2020, conditioned upon approval of the Shareholders, and shall continue until May 31, 2030.

3.2	Administration: The Compensation and Human Resources Committees shall be the Plan Administrator for Officers and Employees, including any Award or any Award Document with respect to Officers and Employees, and the Governance, Sustainability and Public Responsibility Committees shall be the Plan Administrator for Non-Employee Directors including any Award or any Award Document with respect to Non-Employee Directors.

The Committee shall have full power and authority to construe, interpret and administer the Plan. All decisions, actions or interpretations of the Committee shall be final, conclusive and binding upon all parties. If any Participant objects to any such interpretation or action formally or informally, the expenses of the Committee and its agents and counsel shall be chargeable against any amounts otherwise payable under the Plan to or on account of the Participant.

3.3	Indemnification: No member of the Committee shall be personally liable by reason of any contract or other instrument executed by him or on his behalf in his capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Corporation shall indemnify and hold harmless each member of the Committee and each other Officer, employee of the Corporation or Director to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan, unless arising out of such person's own fraud or bad faith. To the extent that any payment or reimbursement of any liability, cost or other expense of a Committee member or other person pursuant to this Article III (each, an “indemnitee”) is subject to the requirements of Code Section 409A, the following conditions shall apply: (a) the indemnitee shall only be entitled to the payment or reimbursement of expenses incurred during the indemnitee’s lifetime; (b) the amount of expenses paid or reimbursed during one taxable year of the indemnitee shall not affect the amount of expenses eligible for payment or reimbursement in any other taxable year; (c) any reimbursement of an expense shall be made on or before the last day of the indemnitee’s taxable year following the taxable year in which the expense was incurred; and (d) the right to payment or reimbursement of expenses shall not be subject to liquidation or exchange for another benefit.

Article IV. Participation, Awards and Grants

4.1	Participation: Each year the Committee shall designate as Participants in the Plan those Eligible Persons who, in the opinion of the Committee, have significantly contributed to the Corporation.

4.2	Awards and Grants: Each year, the Committee may award shares of Restricted Common Stock and/or Unrestricted Common Stock and may grant Restricted Common Stock Units, Phantom Shares, Performance Units, Stock Options and/or Stock Appreciation Rights to each Eligible Person whom it has designated as a Participant in such year. No Incentive Option will be granted to an Eligible Person who is not a full or part-time employee of the Corporation.

The Committee, at its sole discretion, may give authorization to the chief executive officer of the Corporation to award a specified number of shares of Common Stock and/or grant Restricted Common Stock Units, Phantom Shares, Performance Units, Stock Options and/or Stock Appreciation Rights to Employees designated as Participants; provided, however, such authorization shall not be given with regard to the selection for participation in this Plan of an Officer, Director or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an award to such an Officer, Director or other person subject to Section 16 of the Exchange Act.

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4.3	Awards and Grants to Foreign Nationals: Awards of Common Stock and grants of Stock Options (with or without Stock Appreciation Rights), Restricted Common Stock Units, Phantom Shares or Performance Units may be made, without amending the Plan, to Eligible Persons who are foreign nationals or employed outside the United States or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to further the purposes of the Plan or to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or alternative versions of the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, no such supplement or alternative version shall: (a) increase the number of available shares of Common Stock under Section 5.1 of the Plan; or (b) increase the limitations contained in Section 5.3 of the Plan; or (c) increase the individual compensation limit in Section 8.2 of the Plan.

Eligible Persons who are subject to United States of America taxes are not eligible to receive a Stock Option or Stock Appreciation Right that does not meet the requirements for exemption from Code Section 409A.

4.4	Terms and Conditions: The Committee may impose such terms and conditions on each Award, set forth in an Award Document, as it deems necessary or appropriate, including without limitation the vesting, the timing and method of payment, the right to earn dividend or dividend equivalents and termination provisions. Any such Awards either shall be structured in such a manner as to be exempt from the requirements of Code Section 409A or shall be structured to meet the requirements of Code Section 409A. Grants of Stock Options or Stock Appreciation Rights are in all cases intended to meet the requirements for exemption from Code Section 409A. Awards shall be made in accordance with applicable legal requirements of federal and state securities laws, and in making determinations of legal requirements the Committee may rely on an opinion of counsel for the Corporation.

4.5	Deferral of Payment: The provisions of this Plan regarding payment of Awards shall be subject to and interpreted in accordance with, in all respects, the deferral elections, if any, that are made from time to time by a Participant who is salary grade 19 or above and in accordance with the Award Document. The Committee may at its discretion impose mandatory deferral for an Officer or Director to comply with stock ownership requirements outside of this Plan. However, no such deferral election shall be made to the extent that the deferral would cause adverse consequences under Code Section 409A, and to the extent that an Award is subject to Code Section 409A and such deferral causes an Award to be paid on account of a separation from service thereunder, payment shall be delayed to the extent required by Code Section 409A(a)(2)(B)(i).

4.6	Dividends and Dividend Equivalents for Awards with Performance Criteria: Dividends and dividend equivalents with respect to shares subject to performance-based vesting conditions shall be subject to the same vesting conditions as the underlying shares. Payment of dividends and dividend equivalent rights, as prescribed in the Award Document, may occur only upon the achievement of Performance Criteria and payment is not permitted during the performance period.

Article V. Shares Reserved Under the Plan

5.1	Shares Reserved: There is hereby reserved for award under this Plan 6.5 million whole shares of Common Stock. All shares available under the Plan may be granted as Incentive Options. To the extent permitted by law or the rules and regulations of any stock exchange on which the Common Stock is listed, shares of Common Stock with respect to which payment or exercise is in cash may thereafter again be awarded or made subject to grant under the Plan. Shares of Common Stock which are not issued by reason of expiration, cancellation, termination or forfeiture under the terms of the Award Document and the Plan are permitted to again be awarded or made subject to grant under the Plan. The number of shares made available for option and sale under Article VI of the Plan plus the number of shares awarded under Article VII of the Plan plus the number of shares granted or purchased under Article VIII of the Plan will not exceed, at any time, the number of shares of Common Stock reserved pursuant to this Article V.

For purposes of determining the number of shares that remain available for issuance under this Plan, (i) the number of shares of Common Stock that are tendered by a Participant or withheld by the Corporation to pay the exercise price of a Stock Option or to satisfy the Participant’s tax withholding obligations in connection with the exercise or settlement of an Award and (ii) the number of shares of Common Stock covered by a stock-settled Stock Appreciation Right to the extent exercised, shall be deemed to have been released or delivered for purposes of determining the maximum number of shares of Common Stock available under the terms of this Plan and will not be available for new grants or awards.

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5.2	Adjustments. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation) that causes the per share value of shares of Common Stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the number and class of securities available under this Plan, the terms of each outstanding Stock Option and Stock Appreciation Right (including the number and class of securities subject to each outstanding Stock Option or Stock Appreciation Right and the purchase price or base price per share), the terms of each outstanding Restricted Common Stock Award and Restricted Common Stock Unit Award (including the number and class of securities subject thereto), the terms of each outstanding Phantom Share Award and Performance Unit Award (including the number and class of securities subject thereto), the maximum number of securities with respect to which Awards may be granted during any calendar year under Section 5.3 to any one grantee, shall be appropriately adjusted by the Committees. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Corporation, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Participants. In either case, the decision of the Committee regarding any such adjustment shall be final, binding and conclusive. Any such adjustment with respect to each Stock Option or Stock Appreciation Right shall be consistent with the requirements applicable to exempt stock rights under Code Section 409A and applicable regulations. Any adjustment with respect to Incentive Options shall also conform to the requirements of Code Section 422.

5.3	Limits: The maximum shares awarded or granted for any one Non-Employee Director for any one calendar year under this Plan, excluding any Performance Units granted under Section 8.2, will not exceed the lesser of 10,000 shares of Common Stock or a value of $350,000 in the aggregate. Not more than 10% of the total shares reserved for grant or award under this Plan shall be granted or awarded to Non-Employee Directors.

5.4	Tax Withholding Payments: Each vesting and payment of Common Stock under the Plan shall be made subject to applicable federal, state and local tax withholding requirements. For this purpose, the Committee may provide for the withholding of shares of Common Stock or allow a Participant to pay to the Corporation funds sufficient to satisfy such withholding requirements. Each vesting and payment under Article VIII shall be made subject to such federal, state and local tax withholding requirements as apply on the relevant date. For this purpose, if a payout is made under Section 8.2 of the Plan in Common Stock, the Committee may provide for the withholding of shares of Common Stock or allow a Participant to pay to the Corporation funds sufficient to satisfy such withholding requirements.

If upon the exercise of a Nonqualified Option and/or a Stock Appreciation Right or as a result of a disqualifying disposition (within the meaning of Code Sections 422 and 424) of shares acquired upon exercise of an Incentive Option, there shall be payable by the Corporation any amount for income tax withholding, either the Corporation shall appropriately reduce the amount of stock or cash to be paid to the Optionee or the Optionee shall pay such amount to the Corporation to reimburse it for such income tax withholding.

Article VI. Stock Options and Stock Appreciation Rights

6.1	Options: The Committee may from time to time authorize a grant of Stock Options, which may consist in whole or in part of authorized and unissued Common Stock. Exercises of grants of Stock Options are restricted by the Grant Period.

6.2	Optionees: The Committee shall determine and designate from time to time, in its sole discretion, those Eligible Persons to whom Stock Options and Stock Appreciation Rights are to be granted and who thereby become Optionees under the Plan.

6.3	Allotment of Shares: The Committee shall determine and fix the number of shares of Common Stock subject to options to be offered to each Optionee.

6.4	Option Price: The Committee shall establish the option price at the time any Stock Option is granted at not less than 100% of the fair market value of the Common Stock on the date on which such option is granted; provided, however, that with respect to an Incentive Option granted to an employee who at the time of the grant owns (after applying the attribution rules of Code Section 425(d)) more than 10% of the total combined voting power of the Corporation (or any parent or subsidiary corporation within the meaning of Code Section 422), the option price shall not be less than 110% of the fair market value of the Common Stock subject to the Incentive Option on the date such Incentive Option is granted. Other than as contemplated in Section 5.2, in no event shall Stock Options previously granted under this Plan be re-priced by reducing the exercise price thereof, nor shall Stock Options previously granted under this Plan be bought out or canceled and replaced by a subsequent re-grant under this Plan of Stock Options having an exercise price lower than the Stock Options so canceled.

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6.5	Stock Appreciation Rights: At the sole discretion of the Committee, any Stock Option granted under this Plan may, at the time of such grant, include a Stock Appreciation Right. A Stock Appreciation Right may pertain to, and be granted in conjunction with, a related underlying Stock Option and, in such case, shall be exercisable only at the time and to the extent the related underlying Stock Option is exercisable and only if the fair market value of the Common Stock exceeds the Stock Option price in the related underlying Stock Option. An Optionee who is granted a Stock Appreciation Right may elect to surrender the related underlying Stock Option with respect to all or part of the number of shares subject to the related underlying Stock Option and exercise in lieu thereof the Stock Appreciation Right with respect to the number of shares as to which the Stock Option is surrendered.

The exercise of the underlying Stock Option shall terminate the related Stock Appreciation Right to the extent of the number of shares purchased upon exercise of the underlying Stock Option. The exercise of a Stock Appreciation Right shall terminate the related underlying Stock Option to the extent of the number of shares with respect to which the Stock Appreciation Right is exercised. Upon exercise of a Stock Appreciation Right, an Optionee shall be entitled to receive, without payment to the Corporation (except for applicable withholding taxes), an amount equal to the excess of (i) the then aggregate fair market value of the number of shares with respect to which the Optionee exercises the Stock Appreciation Right, over (ii) the aggregate Stock Option price per share for such number of shares. Such amount may be paid by the Corporation, in cash, Common Stock or any combination thereof as specified in the Award Document.

Notwithstanding the above, the Committee may grant Stock Appreciation Rights that are not in conjunction with a related underlying Stock Option. The basis used in determining any increase in the value of the Common Stock under such Stock Appreciation Right shall be not less than 100% of the fair market value of the Common Stock on the date of grant. To the extent, if any, that the Committee elects to grant such Stock Appreciation Rights, then such Stock Appreciation Rights shall in all respects be intended to be exempt from Code Section 409A. Other than as contemplated in Section 5.2, in no event shall Stock Appreciation Rights previously granted under this Plan be re-priced by reducing the exercise price thereof, nor shall Stock Appreciation Rights previously granted under this Plan be bought out or canceled and replaced by a subsequent re-grant under this Plan of Stock Appreciation Rights having an exercise price lower than the Stock Appreciation Rights so canceled.

6.6	Granting and Exercise of Stock Options and Stock Appreciation Rights: Each Stock Option and Stock Appreciation Right granted hereunder shall be exercisable at any such time or times or in any such installments as may be determined by the Committee at the time of the grant. However, the aggregate fair market value of shares underlying Incentive Options (determined as of the date of option grant) that become exercisable for the first time by any Optionee during any calendar year may not exceed $100,000 (or such other amount as may be reflected in the limits imposed from time to time by Code Section 422(d) or any successor provision). This limitation shall be applied by taking Stock Options into account in the order in which they were granted and, to the extent a Stock Option exceeds this limitation; it shall be treated as a Nonqualified Option and not as an Incentive Option.

6.7	Payment of Stock Option Price: Notice of exercise of a Stock Option must be accompanied by payment in full of the exercise price for all shares so purchased. Payment shall be made by the Optionee either in cash or in Common Stock, including but not limited to (i) check, (ii) tendering (either actually or by attestation) shares owned by a Participant or directing the Corporation to withhold shares in each case, having a fair market value at the date of exercise equal to such exercise price, (iii) a third-party exercise procedure, including the use of broker-assisted cashless exercise or (iv) a combination of the foregoing. No Optionee shall have any of the rights of a Shareholder under any such Stock Option until the actual issuance of shares to said Optionee, and prior to such issuance no adjustment shall be made for dividends, distributions or other rights in respect of such shares, except as provided in Section 5.2 of the Plan.

6.8	Term of Stock Options and Stock Appreciation Rights: If not sooner terminated, each Stock Option and Stock Appreciation Right granted hereunder shall expire not more than ten years from the date of the granting thereof; provided, that with respect to an Incentive Option granted to an Optionee who, at the time of the grant, owns (after applying the attribution rules of Code Section 425(d)) more than 10% of the total combined voting power of all classes of stock of the Corporation (or any parent or subsidiary corporation within the meaning of Code Section 422), such Incentive Option shall expire not more than five years after the date of granting thereof.

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6.9	Restrictions on Sale of Shares: If, at the time of exercise of any Stock Option or Stock Appreciation Right granted hereunder, the Corporation is precluded by any legal, regulatory or contractual restriction from selling and/or delivering shares pursuant to the terms of such Stock Option or Stock Appreciation Right, the sale and delivery of the shares may be delayed until the restrictions are resolved and only cash may be paid upon exercise of the Stock Appreciation Right. At any time during such delay, the Committee, in its sole discretion, may permit the Optionee to revoke a Stock Option exercise, in which event any corresponding Stock Appreciation Right shall be reinstated. This provision shall be interpreted in such a manner as to preserve the exemption of the Stock Option or Stock Appreciation Right from Code Section 409A.

Article VII. Restricted Common Stock, Restricted Common Stock Units and Unrestricted Common Stock

7.1	Awards: Subject to the terms of this Plan, the Committee may from time to time award Restricted Common Stock, Restricted Common Stock Units or Unrestricted Common Stock to any Eligible Person it has designated as a Participant and in accordance with such rules as the Committee may prescribe. The Committee may also award Restricted Common Stock or Restricted Common Stock Units conditioned on the attainment of a performance goal measured by Performance Criteria as determined by the Committee and set forth in the Award Document and subject to such other restrictions as the Committee deems advisable.

7.2	Terms of Restricted Common Stock Awards:

a..	Stock Awarded: Whenever shares of Restricted Common Stock are awarded to a Participant, such shares shall be outstanding, and the Award Document shall bear language stating that the shares have been issued subject to the restrictions set forth in the Plan and the Award Document. All shares of Restricted Common Stock awarded under the Plan shall be deposited for the benefit of the Participant with the Secretary of the Corporation as custodian until such time as the shares are vested and transferable.

b.	Voting Rights: A Participant who is awarded shares of Restricted Common Stock under the Plan shall have full voting rights on such shares, whether or not the shares are vested or transferable.

c.	Dividend Rights: Shares of Restricted Common Stock awarded to a Participant under the Plan, whether or not vested or transferable, may have full dividend rights as determined by the Committee and set forth in the Award Document. Any dividends with respect to Restricted Common Stock that are subject to performance-based restrictions shall be subject to the same Restrictions as such Restricted Common Stock. If shares of Common Stock or other securities are issued as a result of a merger, consolidation or similar event, such shares shall be issued in the same manner, and subject to the same deposit requirements, vesting provisions and transferability restrictions as the shares of Restricted Common Stock which have been awarded.

d.	Vesting: If a Participant has received an Award of Restricted Common Stock pursuant to the provisions of the Plan, (i) is employed by the Corporation or remains a Non-Employee Director at the end of the Award Period and (ii) for shares with performance-based restrictions, the performance goals have been met, then the Participant shall vest at the end of the Award Period in the shares of Common Stock awarded to the Participant for that Award Period, in each case, to the extent provided in the applicable Award Document.

e.	Forfeiture: A forfeiture of shares of Restricted Common Stock pursuant to the terms of the Award Document and the Plan shall affect a complete forfeiture of voting rights, dividend rights and all other rights relating to the Award as of the date of forfeiture.

7.3	Terms of Restricted Common Stock Unit Awards:

a.	Number of Shares and Other Terms: The number of shares of Common Stock subject to a Restricted Common Stock Unit Award and the Award Period and performance-based restrictions (if any) applicable to a Restricted Common Stock Unit Award shall be determined by the Committee.

b.	Vesting: If a Participant has received an Award of Restricted Common Stock Units pursuant to the provisions of the Plan, (i) is employed by the Corporation or remains a Non-Employee Director at the end of the Award Period and (ii) for Restricted Common Stock Units subject to performance-based vesting restrictions, the performance goals have been met, then the Participant shall vest at the end of the Award Period in the Award, in each case, to the extent provided in the applicable Award Document.

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c.	Settlement of Vested Restricted Common Stock Unit Awards: The Award Document relating to a Restricted Common Stock Unit Award shall specify (i) whether such Award may be settled in shares of Common Stock or cash or a combination thereof and (ii) whether the Participant shall be entitled to receive, on a current or deferred basis, dividend equivalents, and, if determined by the Committee, interest on, or the deemed reinvestment of, any deferred dividend equivalents, with respect to the number of shares of Common Stock subject to such Award. Any dividend equivalents with respect to Restricted Common Stock Units that are subject to performance-based restrictions shall be subject to the same Restrictions as such Restricted Common Stock Units. Prior to the settlement of a Restricted Common Stock Unit Award, the Participant shall have no rights as a shareholder of the Corporation with respect to the shares of Common Stock subject to such Award.

d.	Forfeiture: A forfeiture of a Restricted Common Stock Unit Award pursuant to the terms of the Award Document and the Plan shall affect a complete forfeiture of all rights relating to the Award as of the date of forfeiture.

7.4	Terms of Unrestricted Common Stock Awards. The number of shares of Common Stock subject to an Unrestricted Common Stock Award shall be determined by the Committee. Unrestricted Common Stock Awards shall not be subject to any Restrictions or Performance Criteria; provided, however, Unrestricted Common Stock Awards shall not be granted to Officers. Upon the grant of an Unrestricted Common Stock Award, subject to the Company’s right to require payment of any taxes in accordance with Section 5.4, shares shall be transferred to the holder in book entry form.

7.5	Transferability of Restricted Common Stock and Restricted Common Stock Units: Shares subject to a Restricted Common Stock Award or Restricted Common Stock Unit Award granted to a Participant will become freely transferable by the Participant only at the end of the Award Period established with respect to such Award.

Article VIII. Phantom Shares and Performance Units.

8.1	Phantom Shares:

a.	Grants of Phantom Shares: The Committee may from time to time grant Phantom Shares, the value of which is determined by reference to a share of Common Stock on terms and conditions as the Committee, in its sole discretion, may from time to time determine. Each grant of Phantom Shares shall specify the number of Phantom Shares granted, the initial value of such Phantom Shares which shall not be less than 100% of the fair market value of the Common Stock as of the date of grant, the Valuation Dates, the number of Phantom Shares whose Appreciation Value shall be determined on each such Valuation Date, any applicable vesting schedule for such Phantom Shares, and any applicable limitation on payment for such Phantom Shares. In the event of any adjustments as described in Section 5.2 of the Plan, any outstanding Phantom Shares shall be also subject to the same adjustment as provided for in Section 5.2 of the Plan.

b.	Appreciation Value:

(i)	Valuation Dates; Measurement of Appreciation Value: The Committee shall provide for one or more Valuation Dates on which the Appreciation Value of the Phantom Shares granted shall be measured and fixed, and shall designate the number of such Phantom Shares whose Appreciation Value is to be calculated on each such Valuation Date.

(ii)	Payment of Appreciation Value: Except as otherwise provided in this Section 8.1, the Appreciation Value of a Phantom Share shall be paid to a Participant in cash in a lump sum as soon as practicable following the Valuation Date applicable to such Phantom Share. The Committee may in its sole discretion, establish and set forth a maximum dollar amount payable under the Plan for each Phantom Share granted.

8.2	Performance Units: The Committee may, in its sole discretion, grant Performance Units to Eligible Persons. Each Performance Unit will have an initial value that is established by the Committee at the time of grant and credited to a bookkeeping account established for the Participant. The Committee will set performance periods and objectives and other terms and conditions of the grant based upon Performance Criteria as determined by the Committee that, depending upon the extent to which they are met, will determine the value of Performance Units that will be paid out to the Participant. The Committee may pay earned Performance Units in cash, Common Stock or a combination thereof.

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Article IX. Amendment, Duration and Termination of the Plan

9.1	Duration of Plan: No grants or awards may be made under this Plan after May 31, 2030. Any Award effective on or prior to May 31, 2030 will continue to vest and otherwise be effective after the expiration of this Plan in accordance with the terms and conditions of this Plan as well as any requirements set forth in the Award Document relative to such Award.

9.2	Right To Amend, Suspend or Terminate Plan: Except as provided in Section 9.5 below, the Board reserves the right at any time to amend, suspend or terminate the Plan in whole or in part and for any reason and without the consent of any Participant or Beneficiary; provided, that no such amendment shall:

a.	Change the Stock Option price or adversely affect any Stock Option or Stock Appreciation Right outstanding under the Plan on the effective date of such amendment or termination, or
b.	Adversely affect any Award then in effect or rights to receive any amount to which Participants or Beneficiaries have become entitled prior to such amendment, or
c.	Unless approved by the Shareholders, increase the aggregate number of shares of Common Stock reserved for award or grant under Section 5.1 of the Plan, change the group of Eligible Persons under the Plan or increase the compensation limits of Section 5.3 and 8.2 of the Plan.

Notwithstanding anything contained in this Plan or any Award Document to the contrary, the Corporation shall have the unilateral right to amend this Plan and the Awards and Award Documents thereunder at any time to the extent deemed necessary or advisable by the Corporation to ensure compliance with, or exemption from, the requirements of Section 409A.

9.3	Periodic Review of Plan: In order to assure the continued realization of the purposes of the Plan, the Committee shall periodically review the Plan, and the Committee may suggest amendments to the Board as it may deem appropriate.

9.4	Amendments May Be Retroactive: Subject to Section 9.1 and 9.2 above, any amendment, modification, suspension or termination of any provisions of the Plan may be made retroactively.

9.5	Change in Control Under an Agreement: Notwithstanding any other provisions in the Plan, in the event of a Change in Control and a qualifying termination as defined under any written employment contract or agreement between the Corporation and an Officer, Awards granted under this Plan shall vest to the extent, if any, provided for in the written employment agreement or contract or in such separate contractual arrangement relating to such an award or grant as may exist from time to time.

9.6	Change in Control Without an Agreement: Except as otherwise may be provided by the Committee, in the event of a Change in Control and an Eligible Termination, a Participant not covered by a written employment contract or agreement containing a change in control provision will have any portion of an Award awarded or granted under this Plan subject to time based only restrictions vest fully and subject to a performance-based restriction vest on a pro rata basis to the change in control date using the target number of shares as the basis for the pro ration.

9.7	Compliance With Section 409A: Notwithstanding anything in Section 9.5 or 9.6, or in any individual agreement to the contrary, to the extent required for compliance with Code Section 409A, if applicable, an Award granted under this Plan shall not be paid or settled on an accelerated basis solely as a result of a Change in Control unless such Change in Control is a “change in control event”, as defined for purposes of Code Section 409A.

Article X. General Provisions

10.1	Rights to Continued Employment, Award or Option: Nothing contained in the Plan or in any Award under this Plan shall give any employee the right to be retained in the employment of the Corporation or affect the right of the Corporation to terminate the employee's employment at any time. The adoption of the Plan shall not constitute a contract between the Corporation and any employee. No Eligible Person who is an employee shall receive any right to be granted an option, right or award hereunder nor shall any such option, right or award be considered as compensation under any employee benefit plan of the Corporation.

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10.2	Nontransferability: No Award shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Corporation or, to the extent expressly permitted in the Award Document relating to such Award, to the holder’s Immediate Family members, a trust or entity established by the holder for estate planning purposes or a charitable organization designated by the holder, in each case, without consideration. Except to the extent permitted by the foregoing sentence or the Award Document relating to an Award, each Award may be exercised or settled during the holder’s lifetime only by the holder or the holder’s legal representative or similar person. Except as permitted by the second preceding sentence, no Award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any Award, such Award and all rights thereunder shall immediately become null and void.

10.3	Clawback:

a.	If, due to a restatement of CMS Energy Corporation’s or an Affiliate’s publicly disclosed financial statements or otherwise, an Eligible Person is subject to an obligation to make a repayment or return of benefits to CMS Energy Corporation or an Affiliate pursuant to a clawback provision contained in this Plan, a supplemental executive retirement plan, a bonus plan, or any other benefit plan (a “benefit plan clawback provision”) of the Corporation, the Board or Committee may determine that it shall be a precondition to the vesting of any unvested Award of the Eligible Person under this Plan, that the Eligible Person fully repay or return to the Corporation any amounts owing under such benefit plan clawback provision taking into account the requirements of Code Section 409A, to the extent applicable. Any and all Awards under this Plan are further subject to (i) any provision of law which may require the Eligible Person to forfeit or return any benefits provided hereunder, in the event of a restatement of the CMS Energy Corporation’s or an Affiliate’s publicly disclosed accounting statements or other illegal act, whether required by Section 304 of the Sarbanes-Oxley Act of 2002, federal securities law (including any rule or regulation promulgated by the Securities and Exchange Commission), any state law, or any rule or regulation promulgated by the applicable listing exchange or system on which CMS Energy Corporation or Consumers Energy Company lists its traded securities or (ii) any clawback policy of the Corporation, as it may exist from time to time.

b.	To the degree any benefits hereunder are not otherwise forfeitable pursuant to the preceding sentences of this Section 10.3, the Board or Committee may require the Eligible Person to return to the Corporation any amounts granted, awarded or paid under this Plan, or may determine that all or any portion of an Award shall not vest, if:

(1)	the award or grant of such compensation or the vesting of such compensation, or profit realized on the exercise or sale of securities obtained pursuant to the Plan, was predicated upon achieving certain financial results which were subsequently the subject of a substantial accounting restatement of the Corporation’s financial statements filed under the securities laws (a “financial restatement”),

(2)	a lower Award, a lower vesting result, or a lower profit on the exercise or sale of securities obtained pursuant to the Plan ("reduced financial results"), would have occurred based upon the financial restatement, and

(3)	in the reasonable opinion of the Board or the Committee, the circumstances of the financial restatement justify such a modification of the Award or its vesting. Such circumstances may include, but are not limited to, whether the financial restatement was caused by misconduct, whether the financial restatement affected more than one period and the reduced financial results in one period were offset by increased financial results in another period, the timing of the financial restatement or any required repayment, and other relevant factors.

Unless otherwise required by law, the provisions of this Subsection 10.3b. relating to the return of previously vested Plan benefits shall not apply unless a claim is made therefore by the Corporation within three years of the vesting of such benefits.

c.	The Committee shall also have the sole discretion to require a clawback in the event of a mistake or accounting error in the calculation of a benefit or an Award that results in a benefit to an Eligible Person to which he/she was not otherwise entitled. The rights set forth in this Plan concerning the right of the Corporation to a clawback are in addition to any other rights to recovery or damages available at law or equity and are not a limitation of such rights. Any Award will be subject to the Corporation’s clawback policy, as may be modified from time to time in conformance with securities laws, rules and regulations.

10.4	Governing Law: The provisions of this Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of Michigan.

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IN WITNESS WHEREOF, execution is hereby effected.

ATTEST:	CMS ENERGY CORPORATION

/s/	By:	/s/
Secretary		Chief Executive Officer

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Attachment A

“Change in Control” means a change in control of CMS Energy Corporation, and shall be deemed to have occurred upon the first to occur of any of the following events:

(a)	Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of CMS Energy Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from CMS Energy Corporation or its Affiliates) representing thirty percent (30%) or more of the combined voting power for the election of directors of CMS Energy Corporation’s then outstanding equity securities with the power under ordinary circumstances to vote for the election of directors, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (c) below; or

(b)	The following individuals cease for any reason to constitute a majority of directors then serving: individuals who, on the effective date of the Plan (here after called the “Effective Date”), constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of CMS Energy Corporation) whose appointment or election by the Board or nomination for election by CMS Energy Corporation’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(c)	The consummation of a merger or consolidation of CMS Energy Corporation or any direct or indirect subsidiary of CMS Energy Corporation with any other corporation or other entity, other than: (i) any such merger or consolidation which involves either CMS Energy Corporation or any such subsidiary and would result in the voting securities of CMS Energy Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of CMS Energy Corporation or its Affiliates, at least fifty one percent (51%) of the combined voting power of the voting securities of CMS Energy Corporation or the surviving entity or any parent thereof outstanding immediately after such merger or consolidation and immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of CMS Energy Corporation, the entity surviving such merger or consolidation or, if CMS Energy Corporation or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or (ii) a merger or consolidation effected to implement a recapitalization of CMS Energy Corporation (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of CMS Energy Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from CMS Energy Corporation or its Affiliates) representing thirty percent (30%) or more of the combined voting power of CMS Energy Corporation’s then outstanding securities; or

(d)	Either (1) the stockholders of CMS Energy Corporation approve a plan of complete liquidation or dissolution of CMS Energy Corporation and such plan is consummated, or (2) there is consummated an agreement for the sale, transfer or disposition by CMS Energy Corporation of all or substantially all of CMS Energy Corporation’s assets (or any transaction having a similar effect). For purposes of clause (d)(2), (i) the sale, transfer or disposition of a majority of the shares of common stock of Consumers Energy Company shall constitute a sale, transfer or disposition of substantially all of the assets of CMS Energy Corporation and (ii) the sale, transfer or disposition of subsidiaries or affiliates of CMS Energy Corporation, singly or in combinations, or their assets, only qualifies as a Change in Control if it satisfies the substantiality test contained in that clause and the Board of CMS Energy Corporation’s determination in that regard is final. In addition, for purposes of clause (d)(2), the sale, transfer or disposition of assets has to be in a transaction or series of transactions closing within six (6) months after the closing of the first transaction in the series, other than with an entity in which at least fifty-one 51% of the combined voting power of the voting securities is owned by stockholders of CMS Energy Corporation in substantially the same proportions as their ownership of CMS Energy Corporation immediately prior to such transaction or transactions and immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold, transferred or disposed or, if such entity is a subsidiary, the ultimate parent thereof.

Notwithstanding the foregoing clauses (a), (c) and (d), a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions closing within six (6) months after the closing of the first transaction in the series immediately following which the record holders of the common stock of CMS Energy Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of CMS Energy Corporation immediately following such transaction or series of transactions.

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